Exhibit 99.1

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION:
Monday, August 27, 2012	Rich Sheffer (952) 887-3753

DONALDSON REPORTS RECORD FOURTH QUARTER AND FULL-YEAR RESULTS

MINNEAPOLIS (August 27, 2012) — Donaldson Company, Inc. (NYSE: DCI) announced its financial results for its fiscal 2012 fourth quarter. Summarized financial results are as follows (dollars in millions, except per share data):

	Three Months Ended July 31			Twelve Months Ended July 31
	2012	2011	Change	2012	2011	Change
Net sales	$657	$625	5%	$2,493	$2,294	9%
Operating income	99	90	11%	363	315	15%
Net earnings	71	66	8%	264	225	17%

Diluted EPS (*)	$0.47	$0.42	12%	$1.73	$1.43	21%

(*) The prior year EPS amounts reflect the impact of the two-for-one stock split that occurred in Fiscal 2012.

“We are very pleased to report record fourth quarter and full-year sales, operating margins, net earnings, and EPS,” said Bill Cook, Chairman, President and CEO. “In the quarter, our sales in local currencies increased 11 percent over the prior year; the change in exchange rates due to the stronger U.S. dollar reduced this to the 5 percent increase we reported above. Industrial Products segment sales increased 20 percent in local currency, led by a 51 percent increase in Gas Turbine Products. Sales in our Engine Products segment increased 6 percent in local currency with growth in both Off-Road and On-Road Products. Our Aftermarket Products local currency sales were up 6 percent globally, with 10 percent growth in the Americas offsetting weaker market conditions in Europe and Asia.”

“Our operating margin was 15.1 percent, which was a new fourth quarter record. We continued to enjoy the benefits of great operating leverage and from our many Continuous Improvement initiatives. We have also remained diligent in managing our operating expenses.”

“We are beginning our new fiscal year with forecasted global GDP growth rates lower than they were a year ago. While we are not immune to the economic conditions in any of our end markets, we expect to deliver a sales increase of 5 to 9 percent in FY13 by executing our detailed Strategic Plans. By focusing on our global growth opportunities and operational excellence, we forecast delivering another EPS record of between $1.82 and $1.96 per share in FY13.”

Donaldson Company, Inc.

August 27, 2012

Financial Statement Discussion

The impact of foreign currency translation decreased sales by $36.3 million, or 5.8 percent, during the fourth quarter and decreased sales by $38.7 million, or 1.7 percent, for the year. The impact of foreign currency translation decreased reported net earnings by $3.9 million, or 5.9 percent, during the fourth quarter and decreased reported net earnings by $4.0 million, or 1.8 percent, for the year.

Gross margin was 35.0 percent for both the quarter and the year, compared to prior year margins of 36.3 percent for the quarter and 35.5 percent for the year. The year-over-year decrease is primarily attributable to the combination of the planned ramp-up of our newest plant in Aguascalientes, Mexico, lower fixed cost absorption in Asia, and increased purchased commodity costs internationally due to the stronger U.S. dollar. These were partially offset by the benefits from our ongoing Continuous Improvement initiatives.

Operating expenses for the quarter were $130.3 million, down 4.9 percent from $137.0 million last year, but equal with last year in local currency. As a percent of sales, operating expenses were 19.8 percent in the quarter compared to last year’s 21.9 percent. Reduced distribution and warranty costs and our ongoing cost controls provided improved operating leverage. Operating expenses for the year were $510.7 million, or 20.5 percent of sales, compared to $498.5 million, or 21.7 percent of sales, last year.

The effective tax rate for the quarter was 30.7 percent, compared to a prior year rate of 27.3 percent. Last year’s fourth quarter included $2.6 million of tax benefits primarily from the expiration of some statutes of limitations and the favorable impact of foreign subsidiary dividends. For the year, the effective tax rate was 28.7 percent compared to the prior year’s rate of 27.9 percent.

As part of our ongoing share repurchase program we repurchased 1,491,000 shares, or 1.0 percent of our diluted outstanding shares, for $47.7 million during the quarter. For the year, we repurchased 4,504,000 shares, or 2.9 percent of our diluted outstanding shares, for $130.2 million.

Our global headcount is now approximately 13,600 and is up 500 from this time a year ago.

FY13 Outlook

We forecast delivering record sales and earnings in FY13 as we manage through uncertain economic conditions while continuing to invest in our business for growth.

•	We project our sales to be between $2.62 and $2.72 billion, or up 5 to 9 percent. Our current forecast is based on the Euro at US$1.24 and 78 Yen to the US$. We expect foreign currency translation to have a negative impact on sales for most of our fiscal year.

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Donaldson Company, Inc.

August 27, 2012

•	Our full year operating margin is forecast to be 14.6 to 15.4 percent. Included in this forecast is $6 million for an increase in pension expense and $6 million for our Global Enterprise Resource Planning (ERP) project that is beginning this year.

•	Our full year FY13 tax rate is anticipated to be between 28 and 31 percent.

•	We forecast our full year FY13 EPS to be between $1.82 and $1.96.

•	Cash generated by operating activities is projected to be between $280 and $310 million. Capital spending is estimated to be approximately $125 million.

Engine Products:  We forecast sales to increase 3 to 10 percent, including the impact of foreign currency.

•	Our OEM Customers’ build rates of new on-road and off-road equipment have moderated in most developed economies so we anticipate sales growth will slow from FY12’s double-digit increases. We will continue to benefit from new program wins and increased filter content on our Customers’ new Tier IV equipment platforms.

•	Sales of our Aftermarket Products are expected to increase moderately based on current utilization rates for both off-road equipment and on-road heavy trucks. We should also benefit from our continued expansion into the emerging economies, from the increasing number of systems installed in the field with our proprietary filtration systems, and from our increasing sales of liquid filtration products.

•	We forecast our Aerospace and Defense Products’ sales to be level with the prior year as the continued slowdown in military spending is anticipated to be offset by increased commercial aerospace sales.

Industrial Products:  We forecast sales to increase 5 to 12 percent, including the impact of foreign currency.

•	Our Industrial Filtration Solutions Products’ sales are projected to increase 1 to 7 percent and assume U.S. manufacturing activity remaining strong, gradually improving conditions in Asia, and moderating activity levels in Europe.

•	We anticipate our Gas Turbine Products’ sales to be up 17 to 23 percent due to the continuing strength in the large turbine power generation and in the oil and gas markets.

•	Special Applications Products’ sales are forecast to increase 8 to 14 percent with solid growth expected in all product groups – disk drive filtration, membranes, and venting products.

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Donaldson Company, Inc.

August 27, 2012

About Donaldson Company

Donaldson is a leading worldwide provider of filtration systems that improve people’s lives, enhance our Customers’ equipment performance, and protect our environment. We are a technology-driven Company committed to satisfying our Customers’ needs for filtration solutions through innovative research and development, application expertise, and global presence. Our approximately 13,600 employees contribute to the Company’s success by supporting our Customers at our more than 100 sales, manufacturing, and distribution locations around the world.

Donaldson is a member of the S&P MidCap 400 and Russell 1000 indices, and our shares trade on the NYSE under the symbol DCI. Additional information is available at www.donaldson.com.

SAFE HARBOR STATEMENT UNDER THE SECURITIES REFORM ACT OF 1995

The Company desires to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “Act”) and is making this cautionary statement in connection with such safe harbor legislation. This announcement contains forward-looking statements, including forecasts, plans, and projections relating to our business and financial performance and global economic conditions, which involve uncertainties that could materially impact results.

The Company wishes to caution investors that any forward-looking statements are subject to uncertainties and other risk factors that could cause actual results to differ materially from such statements, including but not limited to risks associated with: world economic factors and the ongoing economic uncertainty, reduced demand for hard disk drive products with the increased use of flash memory, the potential for some Customers to increase their reliance on their own filtration capabilities, currency fluctuations, commodity prices, political factors, the Company’s international operations, highly competitive markets, governmental laws and regulations, including the impact of various economic stimulus and financial reform measures, the implementation of our new information technology systems, potential global events resulting in market instability including financial bailouts and defaults of sovereign nations, military and terrorist activities, health outbreaks, natural disasters, and other factors included in our Annual and Quarterly Reports. We undertake no obligation to publicly update or revise any forward-looking statements.

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Donaldson Company, Inc.

August 27, 2012

CONDENSED STATEMENTS OF CONSOLIDATED EARNINGS
DONALDSON COMPANY, INC. AND SUBSIDIARIES
(Thousands of dollars, except share and per share amounts)
(Unaudited)

	Three Months Ended July 31		Twelve Months Ended July 31
	2012	2011	2012	2011
Net sales	$656,833	$625,450	$2,493,248	$2,294,029

Cost of sales	427,050	398,445	1,619,485	1,480,233

Gross margin	229,783	227,005	873,763	813,796

Operating expenses	130,299	136,998	510,747	498,513

Operating income	99,484	90,007	363,016	315,283

Other income, net	(5,503)	(3,515)	(19,253)	(9,505)

Interest expense	2,633	3,039	11,489	12,525

Earnings before income taxes	102,354	90,483	370,780	312,263

Income taxes	31,373	24,716	106,479	86,972

Net earnings	$70,981	$65,767	$264,301	$225,291

Weighted average shares
Outstanding (*)	149,989,485	153,548,598	150,286,403	154,392,740

Diluted shares outstanding (*)	152,506,028	156,252,334	152,940,605	157,196,918

Net earnings per share (*)	$0.47	$0.43	$1.76	$1.46

Net earnings per share assuming dilution (*)	$0.47	$0.42	$1.73	$1.43

Dividends paid per share (*)	$0.090	$0.075	$0.320	$0.268

(*) Prior year shares and per share amounts reflect the impact of the Company’s two-for-one stock split that occurred during the third quarter of Fiscal 2012.

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Donaldson Company, Inc.

August 27, 2012

DONALDSON COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Thousands of dollars)
(Unaudited)

	July 31 2012	July 31 2011
ASSETS

Cash, cash equivalents and short-term investments	$318,151	$273,494
Accounts receivable – net	438,796	445,700
Inventories – net	256,116	271,476
Prepaids and other current assets	72,599	75,912

Total current assets	1,085,662	1,066,582

Other assets and deferred taxes	259,511	268,009
Property, plant and equipment – net	384,909	391,502

Total assets	$1,730,082	$1,726,093

LIABILITIES AND SHAREHOLDERS’ EQUITY

Trade accounts payable	$199,182	$215,918
Employee compensation and other liabilities	201,848	219,326
Short-term borrowings	95,147	13,129
Current maturity long-term debt	2,346	47,871

Total current liabilities	498,523	496,244

Long-term debt	203,483	205,748
Other long-term liabilities	118,062	89,390

Total liabilities	820,068	791,382

Equity	910,014	934,711

Total liabilities and equity	$1,730,082	$1,726,093

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Donaldson Company, Inc.

August 27, 2012

DONALDSON COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Thousands of dollars)
(Unaudited)

	Twelve Months Ended July 31
	2012	2011
OPERATING ACTIVITIES

Net earnings	$264,301	$225,291
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	61,165	60,491
Changes in operating assets and liabilities	(45,609)	(26,469)
Tax benefit of equity plans	(10,316)	(9,873)
Stock compensation plan expense	10,553	9,234
Other, net	(20,382)	(12,619)
Net cash provided by operating activities	259,712	246,055

INVESTING ACTIVITIES

Net expenditures on property and equipment	(77,170)	(59,851)
Purchases of short-term investments	(99,298)	—
Acquisitions and divestitures, net	—	3,493
Net cash used in investing activities	(176,468)	(56,358)

FINANCING ACTIVITIES

Purchase of treasury stock	(130,233)	(108,929)
Net change in debt and short-term borrowings	50,510	(43,182)
Dividends paid	(47,684)	(41,013)
Tax benefit of equity plans	10,316	9,873
Exercise of stock options	13,691	15,899
Net cash used in financing activities	(103,400)	(167,352)

Effect of exchange rate changes on cash	(27,549)	19,149

Increase/(Decrease) in cash and cash equivalents	(47,705)	41,494

Cash and cash equivalents – beginning of year	273,494	232,000

Cash and cash equivalents – end of period	$225,789	$273,494

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Donaldson Company, Inc.

August 27, 2012

SEGMENT DETAIL
(Thousands of dollars)
(Unaudited)

	Engine Products	Industrial Products	Corporate & Unallocated	Total Company
3 Months Ended July 31, 2012:
Net sales	$398,540	$258,293	—	$656,833
Earnings before income taxes	57,509	45,561	(716)	102,354

3 Months Ended July 31, 2011:
Net sales	$397,995	$227,455	—	$625,450
Earnings before income taxes	62,132	31,635	(3,284)	90,483

12 Months Ended July 31, 2012:
Net sales	$1,570,140	$923,108	—	$2,493,248
Earnings before income taxes	227,941	149,249	(6,410)	370,780

12 Months Ended July 31, 2011:
Net sales	$1,440,495	$853,534	—	$2,294,029
Earnings before income taxes	211,255	123,871	(22,863)	312,263

NET SALES BY PRODUCT
(Thousands of dollars)
(Unaudited)

	Three Months Ended July 31		Twelve Months Ended July 31
	2012	2011	2012	2011
Engine Products segment:
Off-Road Products	$95,420	$90,885	$376,870	$327,557
On-Road Products	39,800	38,381	163,934	127,107
Aftermarket Products	235,041	236,351	907,306	861,393
Retrofit Emissions Products	2,028	5,267	15,354	19,555
Aerospace and Defense Products	26,251	27,111	106,676	104,883
Total Engine Products segment	$398,540	$397,995	$1,570,140	$1,440,495

Industrial Products segment:
Industrial Filtration Solutions Products	$151,931	$138,637	$553,453	$507,646
Gas Turbine Products	57,041	40,119	180,669	154,726
Special Applications Products	49,321	48,699	188,986	191,162
Total Industrial Products segment	$258,293	$227,455	$923,108	$853,534

Total Company	$656,833	$625,450	$2,493,248	$2,294,029

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Donaldson Company, Inc.

August 27, 2012

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Thousands of dollars, except per share amounts)
(Unaudited)

	Three Months Ended July 31		Twelve Months Ended July 31
	2012	2011	2012	2011

Net cash provided by operating activities	$77,311	$77,512	$259,712	$246,055
Net capital expenditures	(19,183)	(17,451)	(77,170)	(59,851)
Free cash flow	$58,128	$60,061	$182,542	$186,204

Net earnings	$70,981	$65,767	$264,301	$225,291
Income taxes	31,373	24,716	106,479	86,972
Interest expense (net)	1,312	1,711	7,025	9,241
Depreciation and amortization	14,951	15,215	61,165	60,491
EBITDA	$118,617	$107,409	$438,970	$381,995

Net sales	$656,833	$625,450	$2,493,248	$2,294,029
Foreign currency translation	36,281	(40,340)	38,712	(49,831)
Net sales, excluding foreign currency translation	$693,114	$585,110	$2,531,960	$2,244,198

Net earnings	$70,981	$65,767	$264,301	$225,291
Foreign currency translation	3,852	(3,954)	4,006	(6,055)
Net earnings, excluding foreign currency translation	$74,833	$61,813	$268,307	$219,236

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Donaldson Company, Inc.

August 27, 2012

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (CONTINUED)
(Thousands of dollars, except per share amounts)
(Unaudited)

	Three Months Ended July 31		Twelve Months Ended July 31
	2012	2011	2012	2011
Net earnings	$70,981	$65,767	$264,301	$225,291
Restructuring charges, net of tax	―	―	―	566

Net earnings, excluding special items	$70,981	$65,767	$264,301	$225,857

Net earnings per share assuming dilution (*)	$0.47	$0.42	$1.73	$1.43
Restructuring charges per share, net of tax (*)	―	―	―	―

Net earnings per share assuming dilution, excluding special items (*)	$0.47	$0.42	$1.73	$1.43

(*) Prior year per share amounts reflect the impact of the Company’s two-for-one stock split that occurred during the third quarter of Fiscal 2012.

Although free cash flow, EBITDA, net sales excluding foreign currency translation, net earnings excluding foreign currency translation, net earnings excluding restructuring charges and net earnings per share assuming dilution excluding restructuring charges are not measures of financial performance under GAAP, the Company believes they are useful in understanding its financial results. Free cash flow is a commonly used measure of a company’s ability to generate cash in excess of its operating needs. EBITDA is a commonly used measure of operating earnings less non-cash expenses. Both net sales and net earnings excluding foreign currency translation provide a comparable measure for understanding the operating results of the company’s foreign entities excluding the impact of foreign exchange. Both net earnings excluding restructuring charges and earnings per share excluding restructuring charges provide a comparable measure for understanding the results of the Company as compared to prior periods. A shortcoming of these financial measures is that they do not reflect the company’s actual results under GAAP. Management does not intend these items to be considered in isolation or as a substitute for the related GAAP measures.

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